TCSI Corporation
                                  EXHIBIT 23.1

                         Consent Of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1991 Stock Incentive Plan (No. 33-57540, 333-8353 and 333-66101), as amended, Equity Sharing Plan (No. 33-41808), as amended, 1994 Board of Directors Stock Option Plan (No. 33-98842), as amended, and Employee Stock Purchase Plan (No. 333-31705), and in the related Prospectuses, of TCSI
Corporation of our report dated February 4, 1999, with respect to the consolidated financial statements and financial statement schedule of TCSI Corporation included in this annual report (Form 10-K) for the year ended December 31, 1998.


                                             /s/ ERNST & YOUNG LLP



San Francisco, California
March 29, 1999